Exhibit 1.2

SOLICITING DEALER AGREEMENT

Dear Sirs:

Western Financial Corporation (“Western Financial”), a member of the National Association of Securities Dealers, Inc. (“NASD”), has entered into a Placement Agent Agreement with 1st Centennial Bancorp, Inc. (“1st Centennial”), pursuant to which Western Financial has agreed to use its best efforts to solicit sales in connection with the public offering (the “Offering”) of 1st Centennial’s no par value common stock (the “Common Stock”), to be issued by 1st Centennial, including contacting securities brokers or dealers, each of whom must be a member of the NASD, to assist in soliciting such sales (the members of any such group being hereinafter referred to as the “Soliciting Dealers”). The Offering is being conducted upon the terms and conditions set forth in the accompanying prospectus (the “Prospectus”). All terms used herein shall have the same meaning given such terms in the Prospectus.

Compensation

You are hereby invited to become one of the Soliciting Dealers and by your confirmation hereof you agree to act in such capacity and to use your best efforts, in accordance with the Prospectus and the following terms and conditions, to solicit sales of the Common Stock.

As a Soliciting Dealer, you will receive from 1st Centennial a placement fee equal to 4% of the gross sales proceeds of the Common Stock attributable to your selling efforts. Western Financial shall receive a fee equal to 4% of the gross sales proceeds attributed to its selling efforts and Western Financial shall also receive a fee of 1% of the gross sales proceeds of the Common Stock from whatever source. The placement fee will be paid to you by 1st Centennial every two weeks, based on sales proceeds accepted by 1st Centennial during the two-week period immediately preceding the payable date. Each Soliciting Dealer agrees that it shall look only to 1st Centennial for payment of the placement fee and not to Western Financial, unless it has been notified by Western Financial in writing that it may do so.

Method of Subscribing

Any person may indicate his desire to acquire the Common Stock by executing the Subscription Agreement included with the Prospectus and tendering the Subscription Agreement and a check in full payment payable to “1st Centennial Bancorp Stock Offering Account,” to the Soliciting Dealer. The Soliciting Dealer shall transmit any and all subscriber checks received in connection with the Offering and one copy of the Subscription Agreement to 1st Centennial by noon of the next business day following the date of receipt. 1st Centennial reserves the right to reject any Subscription Agreement, in whole or in part.

Soliciting Dealer’s Representations

Each soliciting Dealer represents that:

1.    It is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is a member in good standing of the NASD and agrees to maintain the effectiveness of such registration and membership throughout the term of this Agreement.

2.    Offers of the Common Stock will be made by the Soliciting Dealer only in those jurisdictions where such offers may lawfully be made. Soliciting Dealers will be advised as to the jurisdictions in which Western Financial believes the Common Stock has been qualified for sale, but Western Financial and 1st Centennial assume no obligation or responsibility in respect of the qualification of the Common Stock or the right to solicit sales of the Common Stock under the laws of any jurisdiction.

3.    It will comply with all applicable laws and regulations of the United States and the several states and other jurisdictions therein, including the securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the rules and regulations of any self-regulatory organizations or national securities exchanges, including the NASD, of which it is a member.

4.    It will deliver a copy of the Prospectus to each prospective investor, and will not give any information or make any statements or representations in connection with the offer or sale of the Common Stock not contained in the Prospectus or other authorized sales material furnished by Western Financial.

5.    It is a member in good standing with the NASD and will comply with the NASD’s Conduct Rules (the “Rules”) including, but not limited to, Rules 2700, 2720, 2730, 2750 and 2420.

Acceptance of the compensation provided for herein by the Soliciting Dealer will constitute a representation that it has complied with all the terms and conditions contained herein. Nothing contained herein shall constitute the Soliciting Dealers as partners with Western Financial or with one another. Soliciting Dealers are not authorized to act as agents of Western Financial or 1st Centennial in any connection or transaction, and agree not to act as such agent or to purport to do so.

Indemnification

1st Centennial has agreed in the Placement Agent Agreement between it and Western Financial to indemnify Western Financial, its executive officers and directors, and each person, if any, who controls Western Financial within the meaning of Section 15 of the Securities Act, against any and all loss, liability, claim, damage and expense whatsoever (including the reasonable cost of investigating and defending any claim therefore and counsel fees incurred in connection therewith) arising out of or based upon: (i) any untrue or alleged untrue statement of a material fact contained in the final Prospectus (or amendment thereto), contained in the registration statement filed with the Office of the Comptroller of the Currency, or contained in any application or other document filed in any jurisdiction in order to qualify the Common Stock under the securities laws thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) any failure to comply with any of the applicable provisions of any applicable state or federal securities laws or regulations, including all amendments, replacements and additions to any such laws or regulations (collectively, the “Securities Laws”); or (iii) the representations in connection with the offering and sale of the Common Stock made by 1st Centennial, or the agents (other than by Western Financial or its agents, employees or affiliates), employees or affiliates of such persons in violation of any of the Securities Laws. If any action is brought against Western Financial in respect to which indemnity may be sought, Western Financial shall promptly notify the party or parties against who indemnification is sought, and the indemnifying party shall be entitled to assume the defense of the action with counsel chosen by Western Financial and reasonably satisfactory to the indemnifying party, and after notice from the indemnifying party to Western Financial of its election to assume the defense thereof, the indemnifying party shall not be liable to West Financial under the indemnity provisions for any legal expenses of other counsel or any other expenses, in each case, subsequently incurred by Western Financial, in connection with the defense thereof, other than reasonable costs of investigation. In the event that after notice of such an action the indemnifying party does not assume the complete defense thereof, then Western Financial may, but shall not be obligated, to conduct the defense of the action with counsel of its choosing reasonably satisfactory to the indemnifying party, with reasonable attorneys’ fees and other reasonable expenses of defense to be paid by the indemnifying party within thirty days of delivery of each invoice therefore to the indemnifying party. In such event, no settlement of such action shall be entered into without the express prior written consent of the indemnifying party.

You agree to indemnify Western Financial, 1st Centennial, their executive officers and directors, and each person who controls Western Financial or 1st Centennial, within the meaning of Section 15 of the Securities Act, and to hold Western Financial and 1st Centennial and each such person harmless against any loss, liability, claim, damage or expense (including the reasonable cost of investigating any claim therefore and counsel fees incurred in connection therewith), to which Western Financial or 1st Centennial or such person may become subject under the Securities Act, the Exchange Act, or any other statute or common law arising out of or based on: (i) the ground that the Prospectus or the registration’s statement and the exhibits thereto (or any such document as from time to time amended or supplemented) includes any untrue statement of a material fact or omits to state a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only so far as such statement or omission was made in reliance upon, and in conformity with, information furnished to Western Financial or 1st Centennial by or on behalf of you for use in the preparation thereof; (ii) any unlawful acts by you in connection with the Offering; (iii) any claim by you against 1st Centennial for fees or commissions due on account of the Offering, but only if you were not authorized by Western Financial to make such claim; or (iv) any misrepresentation, breach of warranty or failure to fulfill any covenant or warranty made or undertaken by you hereunder; provided, however, that in no case are you to be liable with respect to any claim made against Western Financial or 1st Centennial or such other person unless Western Financial or 1st Centennial or such person shall have notified you in writing promptly after the summons or other first legal process concerning the claim shall have been served upon Western Financial or 1st Centennial or such person, but failure to notify you of any such claim shall not relieve you from liability which you may have to Western Financial or 1st Centennial or such person otherwise than on account of the indemnity agreement contained in this paragraph. You shall be entitled to participate at your own expense in the defense or, if you so elect, to assume the defense in any such suit brought to enforce any such liability. However, if you elect to assume the defense, such defense shall be conducted by counsel chosen by you and satisfactory to Western Financial or 1st Centennial or such person. In the event you elect to assume the defense of any suit and retain counsel, Western Financial or 1st Centennial or such person shall bear the fees and expenses of any additional counsel retained by them.

1st Centennial reserves the right to reject any subscription, in whole or in part, in its sole discretion. The Offering is subject to withdrawal, cancellation or modification without notice. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

This Agreement may be terminated by either party at any time by written or telegraphic notice to that effect sent to the other party at the address shown on this Agreement. Attempted assignment of this Soliciting Dealer’s rights and obligations under this Agreement shall result in automatic termination of this Agreement.

WESTERN FINANCIAL CORPORATION

By:	By:

Title:	Title:

600 “B” Street

Suite 2204

San Diego, California 92101

Confirmation

We confirm our agreement to act as a Soliciting Dealer in connection with the Offering of the Common Stock of 1st Centennial Bancorp, Inc., in accordance with the terms and conditions set forth in the Prospectus and the foregoing Agreement. We acknowledge receipt of the Prospectus describing the Offering and confirm that we have relied upon the Prospectus and upon no other statement, written or oral, in making this Agreement.

Dated:                                                              , 2003

SOLICITING DEALER

By:

Title:

By:

Title:

Address:

Tax ID No.: